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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1 )*

                              Sterling Vision, Inc.

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    859727109
                                 (CUSIP Number)

Check the following box if a fee is being paid with this Statement ( ). (A fee is not required only if the filing person:(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 pages


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CUSIP NO.: 859727109                                          Page 2 of 5 pages

                                       13G

          1                NAME OF REPORTING PERSON
                           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           Stefanie Cohen Rubin
                           ###-##-####

          2                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)   [ ]
                                                           (b)   [ ]
          3                SEC USE ONLY

          4                CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States of America

NUMBER OF          5       SOLE VOTING POWER
SHARES
                           766,076

BENEFICIALLY       6       SHARED VOTING POWER
OWNED BY
                           -0-

                   7       SOLE DISPOSITIVE POWER
EACH
REPORTING                  766,076
PERSON WITH

                   8       SHARED DISPOSITIVE POWER

                           -0-

          9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                           REPORTING PERSON

                           766,076 shares of Common Stock, $.01 par value

         10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                           EXCLUDES CERTAIN SHARES*
                                                              / /

         11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           6.2%

         12                TYPE OF REPORTING PERSON*

                           IN

                       *SEE INSTRUCTION BEFORE FILLING OUT
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CUSIP NO.: 859727109                                          Page 3 of 5 pages
                                       13G

Item 1.

                  (a) Name of Issuer:  Sterling Vision, Inc.


                  (b) Address of Issuer's Principal Executive Offices:

                           1500 Hempstead Turnpike
                           East Meadow, New York 11554

Item 2.

                  (a) Name of Person Filing:  Stefanie Cohen Rubin

                  (b) Address of Principal Business Office, or, if none,
                      Residence:

                         111 Deer Run
                         Roslyn Heights, New York 11577

                  (c) Citizenship:  United States of America

                  (d) Title of Class of Securities:  Common Stock, $.01
                           par value ("Common Stock")

                  (e) CUSIP Number:  859727109

Item 3. Statements Filed Pursuant to Rules 13d-1(b) or 13d-2(b):
        Not applicable.

Item 4. Ownership:

                  (a)  Amount Beneficially Owned: 766,076 shares of
                           Common Stock

                  (b)  Percent of Class: 6.2%

                  (c)  Number of Shares as to which such Person has:

                           (i)   sole power to vote or to direct the vote:
                                 766,076

                           (ii)  shared power to vote or to direct the vote:
                                 -0-

                           (iii) sole power to dispose or to direct the
                                 disposition of: 766,076

                           (iv) shared power to dispose or to direct the disposition of: -0-


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CUSIP NO.: 859727109                                          Page 4 of 5 pages
                                       13G


Item 5.           Ownership of Five Percent or Less of a Class:
                  Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person: Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: Not applicable.

Item 8.           Identification and Classification of Members of the
                  Group: Not applicable.

Item 9.           Notice of Dissolution of Group: Not applicable.

Item 10.          Certification:  Not applicable.


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CUSIP NO.: 859727109                                          Page 5 of 5 pages
                                       13G

                                                   Signature:

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               February 9, 1997
                               ------------------------------------------
                               Date

                               /s/Stefanie Cohen Rubin
                               ------------------------------------------
                               Signature

                               Stefanie Cohen Rubin
                               ------------------------------------------
                               Name/Title